Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC COMMENTS ON STRONG CAPITAL POSITION,
SEES 2008 RISK-BASED CAPITAL RATIO OF 425% TO 475%,
ESTIMATES EXCESS CAPITAL AT YEAR END OF $500 MILLION TO $1.0 BILLION
COLUMBUS, Georgia — January 23, 2009 — Aflac Incorporated today has offered comments on its capital position following the sharp drop in its share price that resulted from an investment firm’s research report.
Aflac Chairman and CEO Daniel P. Amos stated: “As we stand today, we remain very confident in our overall business model and our operations. We are equally confident with the quality of our balance sheet and our capital position. For many years we have pursued a consistent investment approach, which we believe is in the best interests of our policyholders and shareholders.
“That approach has proven to be effective and prudent, and we continue to believe it will be so in the future. At the end of 2008, 98% of the debt securities and perpetual debentures that we own were investment grade. Going forward, our investment approach will continue to emphasize the purchase and ownership of securities that best match our policy liabilities and best serve our policyholders. When we release fourth quarter earnings in just over a week, we expect to report operating earnings per diluted share that are consistent with our stated earnings objective of a 15% increase. In addition, we see no change to our expected 2009 cash dividend payments.”
Further commenting on the company’s capital position, Aflac Incorporated Chief Financial Officer Kriss Cloninger III added, “Although these results are preliminary, we estimate that our year-end risk-based capital ratio was 425% to 475%. A primary reason for our current risk-based capital level is the effect of the stronger yen to the dollar. Excluding the impact of the stronger yen, we estimate the risk-based capital ratio would have exceeded 600%. We estimate our current excess capital position to be approximately $500 million to $1.0 billion at the end of December 2008. We believe our capital position is more than adequate to support our current ratings. We continue to expect strong statutory earnings in the future, which we estimate were $1.5 billion for the full year of 2008. Accordingly, we do not see a need for raising additional capital.
“I think it’s also appropriate to comment on the status of the perpetual debentures, or so-called “hybrid securities” we own. Based on preliminary year-end numbers, our holdings of hybrid securities at fair value were $8.1 billion, or approximately 11.8% of our consolidated investment portfolio of $68.6 billion. We purchased the hybrid securities from 1993 to 2005. For GAAP accounting purposes, the perpetual debentures are held in the available-for-sale category. As such, they are marked to market and reflected on the balance sheet at fair value. By contrast, these perpetual debentures are carried at amortized cost for statutory accounting purposes. That means that the changes in the fair value of these hybrid securities are not included in, and therefore do not impact, the risk-based capital ratio.
“As we discussed in our third quarter earnings announcement and conference call, the Securities and Exchange Commission (SEC) issued a letter on October 14, 2008, to the Financial Accounting Standards Board (FASB) on the topic of hybrid securities. The SEC’s letter noted that due to the debt characteristics of hybrid securities, a debt impairment model could be used for filings subsequent to October 14, 2008, until the FASB further addresses whether a debt or equity impairment approach is most appropriate. Aflac’s debt impairment approach is primarily based on an assessment of whether it is highly probable we will receive timely payment of interest and principal, whereas our equity impairment approach is based on the aging and degree of unrealized losses. With no pronouncement forthcoming from the FASB, we continued to apply our debt impairment model to the perpetual debenture investments as of December 31, 2008. Pending new guidance from the FASB, we will continue to use the debt impairment approach. In addition, for statutory accounting purposes, we will continue to evaluate our perpetual debenture holdings using the debt impairment approach, and we do not anticipate that approach changing.”
The company is set to release fourth quarter 2008 results after the market closes on February 2, 2009. Aflac Incorporated will webcast its fourth quarter investor presentation via the “Investors” page of aflac.com at 6:40 p.m. (EST) on Tuesday, February 3, 2009.
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s list of America’s Most Admired Companies for seven years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for eleven consecutive years. Aflac has been recognized three times by both Fortune magazine’s list of the Top 50 Employers for Minorities and Working Mother magazine’s list of the 100 Best Companies for Working Mothers and has also been included in Ethisphere magazine’s list of the World’s Most Ethical Companies for two consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments, including changes to health care and health insurance delivery; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to the parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact — Kenneth S. Janke Jr., 800.235.2667 — option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact — Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com